Exhibit 8.1

February 23, 2017

Patterson-UTI Energy Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, TX 77064

Re:    Patterson-UTI Energy Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Patterson-UTI Energy Inc., a Delaware corporation (“Patterson-UTI”), in connection with the Merger, as defined in the Agreement and Plan of Merger dated as of December 12, 2016 (the “Merger Agreement”), by and among Patterson-UTI, Pyramid Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Patterson-UTI (“Merger Sub”), and Seventy Seven Energy Inc., a Delaware corporation (“SSE”). Pursuant to the Merger Agreement, Merger Sub shall be merged with and into SSE, with SSE surviving as a wholly-owned subsidiary of Patterson-UTI. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

This opinion is being delivered in connection with the filing of the Registration Statement (Registration No. 333-215655) on Form S-4 (as amended by Amendment No. 1 thereto, the “Registration Statement”), filed by Patterson-UTI with the Securities and Exchange Commission (the “Commission”) relating to the proposed Merger and to which this opinion is an exhibit.

In preparing our opinion, we have reviewed, and with your consent are expressly relying upon (without any independent investigation thereof), the truth and accuracy both as of the date hereof and as of the Effective Time of the statements and representations contained in (i) the Merger Agreement and any exhibits thereto, (ii) the Registration Statement and (iii) such other documents and corporate records that we have deemed necessary and appropriate to enable us to render the opinion set forth below (cumulatively, the “Transaction Documents”). With respect to any representations in any of the foregoing documents that are made “to the knowledge of” or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification. In addition, we have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the material terms and conditions therein have been or will be waived or modified. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as original (or as duplicates of the original documents), the valid existence and good standing of all parties to the Transaction Documents and the enforceability of the Transaction Documents.

We have also assumed that (a) the parties have complied with and, if applicable, will continue to comply with, the covenants and other obligations contained in the Transaction Documents in accordance with the terms thereof, (b) the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof and will be effective under applicable state law, (c) none of the material terms or conditions of the Transaction Documents have been or will be waived or modified and (d) there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents.

If any of our assumptions described above are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Transaction Documents, our opinion expressed below may be adversely affected and may not be relied upon.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Based upon and subject to the foregoing, the legal conclusions with respect to U.S. federal income tax consequences set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the limitations, conditions and qualifications set forth therein, constitute our opinion as of the date hereof. We undertake no responsibility to advise you of any changes in the application or interpretation of the U.S. federal income tax laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not, however, constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.